December 2007 Pricing Sheet dated December 21, 2007 relating to Preliminary Terms No. 438 dated November 26, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities

“Best of” Currency-Linked Capital Protected Notes due June 30, 2010
Based on the Best Performing of Three Regional Emerging Market Currency Baskets Each Valued Relative to the U.S. Dollar
PRICING TERMS – DECEMBER 21, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$21,496,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	December 21, 2007
Original issue date:	December 31, 2007 (5 business days after the pricing date)
Maturity date:	June 30, 2010
Principal protection:	100%
Interest:	None
Baskets:
Basket 1			Basket 2			Basket 3
Basket currency	Weighting	Initial exchange rate	Basket currency	Weighting	Initial exchange rate	Basket currency	Weighting	Initial exchange rate
Vietnamese dong	33.3333%	16,045	Argentine peso	33.3333%	3.1385	Hungarian forint	33.3333%	176.6620
Indonesian rupiah	33.3333%	9,442	Brazilian real	33.3333%	1.7966	Turkish lira	33.3333%	1.1942
Indian rupee	33.3333%	39.57	Mexican peso	33.3333%	10.81965	Russian ruble	33.3333%	24.7313
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the best basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Best basket performance:	The basket performance of the basket with the highest positive basket performance.
Basket performance:	For each basket, the sum of the performance values of each of the basket currencies composing such basket.
Participation rate:	115%
Performance value:	With respect to each basket currency: [(initial exchange rate / final exchange rate) - 1] x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date. See “Baskets – Initial exchange rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of such basket currency into U.S. dollars as determined by reference to the applicable reference source described in the accompanying preliminary terms

Maximum payment at maturity:	There will be no maximum payment at maturity on the notes.
Minimum payment at maturity:	$1,000 stated principal amount per note
Valuation date:	June 21, 2010
CUSIP:	617446Y94
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$21,496,000	$429,920	$21,066,080
(1)        The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.
(2)        For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 438 dated November 26, 2007
Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.